Exhibit 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

FaZe Holding Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to be Paid	Equity	Primary Offering: Common Stock, par value $0.0001 per share	457(c)	5,923,333(3)	$11.10	$65,748,996.30	.0000927	$6,094.93

	Equity	Secondary Offering: Common Stock, par value $0.0001 per share	457(c)	55,264,873(4)	$11.10	$613,440,090.30	.0000927	$56,865.90

	Warrants	Secondary Offering: Warrants to purchase Common Stock	457(g)	173,333(5)				(6)

Carry Forward Securities

Carry Forward Securities

		Total Offering Amounts				$679,189,086.60		$62,960.83

		Total Fees Previously Paid						$0.00

		Total Fee Offsets						$0.00

		Net Fee Due						$62,960.83
(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued as a result of stock splits, stock dividends or similar transactions.

(2)

Estimated in accordance with Rule 457(c) solely for purposes of calculating the registration fee. The maximum price per Security and the maximum aggregate offering price are based on the average of the $12.00 (high) and $10.20 (low) sale price of the Registrant’s Common Stock as reported on the Nasdaq Capital Market on July 27, 2022, which date is within five business days prior to filing this Registration Statement.

(3)

Consists of up to 5,923,333 shares of common stock, comprising (1) the shares of common stock, par value $0.0001 per share, that may be issued upon exercise of 5,750,000 outstanding public warrants that were issued to stockholders in connection with the IPO, and (ii) up to 173,333 shares of common stock that may be issued upon exercise of outstanding private placement warrants.

(4)

Consists of up to 55,264,873 shares of common stock registered for resale by the selling securityholders, comprising, (i) 32,842,800 shares of common stock issued to securityholders of the Company pre-Business Combination in connection with the Business Combination; (ii) 520,000 shares of common stock issued upon the separation of the Private Placement Units that were issued in a private placement simultaneous with the IPO; (iii) 10,000,000 shares of common stock issued in the PIPE Investment; (vi) 4,832,500 shares of Common Stock converted from the Founder Shares; (v) 7,069,573 shares of Common Stock issuable upon the exercise of Legacy FaZe Options that converted into FaZe stock options in connection with the Business Combination;

(5)	Consists of 173,333 private placement warrants held by certain parties to the Amended and Restated Registration Rights Agreement.
(6)	In accordance with Rule 457(g), the entire registration fee for the warrants is allocated to the shares of common stock underlying the warrants, and no separate fee is payable for the warrants.